Exhibit (a)(5)(i)

American Financial Group, Inc. Commences Tender Offer to Acquire Public Minority Stake in National Interstate Corporation for $28.00 per Share in Cash

Cincinnati, Ohio – February 5, 2014 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) announced today that its wholly-owned subsidiary Great American Insurance Company (GAIC) has commenced a tender offer to acquire all of the outstanding shares of National Interstate Corporation common stock not currently owned by them for $28.00 per share in cash without interest.

The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, Eastern time, on March 6, 2014, unless the tender offer is extended or earlier terminated in accordance with the terms of the tender offer and the applicable rules and regulations of the Securities and Exchange Commission (SEC). In addition to customary conditions, the tender offer is subject to a waivable “minimum tender” condition that there shall have been validly tendered and not withdrawn prior to the expiration of the offer a number of shares of National Interstate common stock that, when added to the shares currently owned by GAIC, represents at least 90% of the outstanding shares of National Interstate on a fully diluted basis. The tender offer is not subject to a financing condition.

At this time, National Interstate has not been asked by AFG or GAIC to make, and has not made, any public recommendation with respect to the tender offer.

Innisfree M&A Incorporated is the Information Agent for the tender offer.

If the tender offer is completed, and following the tender offer, GAIC owns at least 90% of the outstanding shares of National Interstate on a fully diluted basis, AFG and GAIC intend to cause a second step, short-form, merger of National Interstate into a subsidiary of AFG.

Additional Information

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell National Interstate common stock. National Interstate stockholders and other interested parties are advised to read the Tender Offer Statement on Schedule TO, the Transaction Statement on Schedule 13E-3, the Offer to Purchase, the Letter of Transmittal, National Interstate’s Solicitation/Recommendation Statement on Schedule 14D-9 when available and other documents relating to the tender offer that have been or will be filed with the SEC when they become available because they will contain important information regarding the tender offer. Anyone may obtain copies of these documents when available for free at the SEC’s website at www.sec.gov, or by calling Innisfree M&A Incorporated, the Information Agent for the tender offer, toll free at 1-888-750-5834.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $40 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims and AFG’s run-off long-term care business; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:

Diane P. Weidner

Asst. Vice President - Investor Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

AFG14-05